     As filed with the Securities and Exchange Commission on May 30, 2001
                                                      Registration No. 333-_____
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ____________________________

                                UROLOGIX, INC.
            (Exact name of registrant as specified in its charter)

                Minnesota                                41-1697237
      -------------------------------               -------------------
      (State or other jurisdiction of                 (I.R.S. Employer
       incorporation or organization)                Identification No.)

                            14405 21st Avenue North
                            Minneapolis, MN  55447
                            -----------------------
             (Address of Principal Executive Offices and zip code)
                          ____________________________

           Christopher R. Geyen
   Vice President, Chief Financial Officer                Copy to:
          Secretary and Treasurer                  Thomas G. Lovett IV, Esq.
              Urologix, Inc.                      Lindquist & Vennum P.L.L.P
          14405 21st Avenue North                       4200 IDS Center
          Minneapolis, MN  55447                    80 South Eighth Street
             (763) 475-1400                         Minneapolis, MN  55402
   (Name, address, including zip code and               (612) 371-3211
    telephone number of agent for service)

                       __________________________________

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or investment reinvestment plans, please check the following box:
[_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ____________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ____________

If deliver of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
            Title of                    Amount           Proposed Maximum        Proposed Maximum             Amount
         Each Class of                  to be             Offering Price        Aggregate Offering       of Registration
  Securities to be Registered       Registered (1)        Per Share (2)              Price (2)                Fee(2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, Par Value                327,466               $27.45                 $8,988,942                $2,247
$0.01 per share
===================================================================================================================================

(1) Consists of 327,466 shares of common stock issuable upon exercise of a warrant granted to EDAP on October 1, 2000.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h). Pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, the registration fee has been calculated based upon the last reported sales price of the Company's common stock on May 23, 2001

                            _______________________

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated May 30, 2001


PROSPECTUS


                                [UROLOGIX LOGO]



                                327,466 Shares

                                 Common Stock

                              ___________________


 Selling stockholders of Urologix, Inc. are offering 327,466 shares of common stock issuable pursuant to a warrant dated October 1, 2000. Urologix will not receive any proceeds from the sale of shares offered by the selling stockholders.

The shares of common stock offered will be sold as described under the heading
                 "Plan of Distribution," beginning on page 14.

     Our common stock is listed on the Nasdaq National Market under the symbol "ULGX." On May 23, 2001, the last reported sale price of our common stock was $27.45.
                              ___________________

 The common stock offered involves a high degree of risk. We refer you to "Risk
                         Factors," beginning on page 6.

                              ___________________

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ___________________


                    This prospectus is dated         , 2001


********************************************************************************
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
********************************************************************************

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
Urologix............................................................................     3
Where You Can Find Additional Information...........................................     5
Information Incorporated By Reference...............................................     5
Risk Factors........................................................................     6
Warning About Forward Looking Statements............................................    12
Use of Proceeds.....................................................................    13
Selling Shareholder.................................................................    13
Plan of Distribution................................................................    14
Interests of Named Experts and Counsel..............................................    14
Disclosure of Commission Position on Indemnification for Securities Act Liabilites..    15




____________________

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When we refer to "We," "Our," and "Us," in this prospectus we mean Urologix,Inc.

                                   UROLOGIX

OUR BUSINESS

     Our company has developed and offers non-surgical, anesthesia-free, catheter-based therapies that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a disease that dramatically affects more than 23 million men worldwide by causing adverse changes in urinary voiding patterns. We market our products under the Targis(TM) and Prostatron(R) names. Both systems utilize Cooled ThermoTherapy(TM), a targeted microwave energy combined with a unique cooling mechanism that protects healthy tissue and enhances patient comfort while providing safe, effective, lasting relief from the symptoms of BPH. Cooled ThermoTherapy can be performed without anesthesia or intravenous sedation and, as a result, can be performed in a physician's office or an outpatient clinic. We believe that Cooled ThermoTherapy provides an efficacious, safe and cost effective solution for BPH with results superior to medication without the complications and side effects inherent in surgical procedures, and as such, is well positioned to address the needs of physicians, patients and payors.

     Third-party reimbursement will be essential to acceptance of the Cooled ThermoTherapy procedure, and clinical efficacy, overall cost effectiveness and physician advocacy will be keys to obtaining such reimbursement. We estimate that 60% to 80% of patients who receive treatment in the United States will be eligible for Medicare coverage. The remaining patients will either be covered by private insurers, including traditional indemnity health insurers and managed care organizations, or be private-paying patients. As a result, Medicare reimbursement is particularly critical for widespread market acceptance in the United States.

      The rate of Medicare reimbursement for Cooled ThermoTherapy is dependent on the site of service. Through July 31, 2000, Medicare had reimbursed hospitals on a reasonable cost basis for each Cooled ThermoTherapy procedure performed. Under the reasonable cost basis of reimbursement, Medicare reimbursed all reasonable costs the hospital incurred in conducting the procedures. Beginning on August 1, 2000, the United States Healthcare Finance Administration ("HCFA"), which administers Medicare, replaced the reasonable cost basis of reimbursement for outpatient hospital-based procedures, with a new fixed rate or "prospective payment system". Under this new method of reimbursement, a hospital receives a fixed reimbursement for each procedure performed in its facility.

      Medicare began to reimburse for Cooled ThermoTherapy procedures performed in a physician's office on a fixed rate basis on January 1, 2001. The change was a significant milestone for us, as it marked the first time patients will be covered directly by Medicare for in-office procedures. We believe that this change in reimbursement allows Cooled ThermoTherapy treatments to be performed in the environment the technology was designed to serve and will lead to increased demand for our products.

      With the recent changes in reimbursement rates and site of care for which Medicare will reimburse procedures, our company is in a period of transition.
We will continue to support our hospital-based business while making the preparations necessary to serve and accelerate the volume of business in urologists' offices. Our strategy will continue to focus on generating physician access to and awareness of Cooled ThermoTherapy while creating patient demand by providing education on the benefits of the treatment. We will continue to market our products through a direct sales force in the United States and utilize a network of distributors internationally.

RECENT DEVELOPMENTS

     On October 1, 2000, we purchased the Transurethral Microwave Thermotherapy (TUMT(R)) product line and related patents and technologies from EDAP TMS S.A., a French corporation, EDAP Technomed Medical Systems S.A., a French corporation and EDAP Technomed Inc., a Delaware corporation (collectively "EDAP"). We paid total consideration of $7,988,000 in cash, issued 1,365,000 shares of common stock and a five-year warrant to purchase 327,466 shares of our common stock at a price of $7.725 per share. We also agreed to assume approximately $1.5 million in lease obligations related to equipment located at customer sites and issued a promissory note to pay EDAP $575,000 plus accrued interest on December 30, 2003. Our acquisition of the TUMT product line and related patents and technologies was accounted for using the purchase method of accounting. Since the acquisition, we have been integrating the EDAP Prostatron into our product line and operations.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference room in Washington D.C. located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms, including locations of regional offices. Some of our recent SEC filings are also available to the public from our Web site at www.urologix.com
                                                              ----------------
or at the SEC Web site at www.sec.gov. Information on our Web site is not a
                          -----------
part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

  We "incorporate by reference" the information we file with the SEC. This means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until all the securities offered by this prospectus are sold. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333- ). The following documents are incorporated by reference:

   .  Our Annual Report on Form 10-K for the fiscal year ended June 30, 2000;

   . Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2000; December 31, 2000 and March 31, 2001;

   . Our Definitive Proxy Statement dated October 6, 2000 for the Annual Meeting of Shareholders held on November 14, 2000;

   . Our Current Report on Form 8-K dated October 1, 2000 and filed October 11, 2000; as amended by Form 8-K/A filed on November 22, 2000.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                Urologix, Inc.
                            14405 21st Avenue North
                            Minneapolis, MN  55447
                                (763) 475-1400

                                 RISK FACTORS



     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus and in the documents to which we refer you under the heading "Information Incorporated by Reference" on page 5 before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment. These risks and uncertainties described below are not the only ones facing Urologix. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

WE HAVE A LIMITED OPERATING HISTORY AND EXPECT TO CONTINUE TO GENERATE LOSSES

     We have incurred substantial losses since our inception, and if physicians do not purchase and use our Cooled ThermoTherapy system to treat patients with BPH we may never achieve and maintain profitability. We incurred a net loss of approximately $4.3 million for the nine months ended March 31, 2001, and have incurred losses of $67.2 million since our inception from costs relating to the development and commercialization of our Cooled ThermoTherapy systems. We expect to continue to incur operating losses in the near future as we continue to expand our investment in sales and marketing activities and continue to fund research and development activities. Our future profitability depends upon our ability to sell sufficient quantities of our Cooled ThermoTherapy systems and the related disposables to generate revenue in excess of our planned expenditures. If we do achieve profitability, we cannot be certain that we would be able to sustain or increase profitability on a quarterly or annual basis thereafter.

OUR PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE, WHICH COULD LIMIT OUR FUTURE REVENUE

     Physicians will not recommend Cooled ThermoTherapy procedures unless they conclude, based on clinical data and other factors, that it is an effective alternative to other methods of enlarged prostate treatment, including more established methods. Patient acceptance of the procedure will depend in part upon physician recommendations and on other factors, including the degree of invasiveness and the rate and severity of complications associated with the Cooled ThermoTherapy procedure compared with other therapies. Patient acceptance of the Cooled ThermoTherapy procedure will also depend upon the ability of physicians to educate these patients on their treatment choices. Healthcare payor acceptance of our procedure will require, among other things, evidence of the cost effectiveness of the Cooled ThermoTherapy as compared to other BPH therapies. Our marketing strategy must overcome the difficulties inherent in the introduction of new technology to the medical community. If our Cooled ThermoTherapy procedure is not accepted by physicians, patients or payors or is accepted more slowly than expected, our sales will be negatively affected and we may never operate profitably.


THIRD-PARTY REIMBURSMENT IS CRITICAL TO MARKET ACCEPTANCE OF OUR PRODUCTS

     Our future revenues are subject to uncertainties regarding healthcare reimbursement and reform. In the United States, healthcare providers, such as hospitals and physicians, generally rely on third-party payors.

     Third-party reimbursement is dependent upon decisions by the United States Health Care Administration and contract Medicare carriers for Medicare, individual managed care organizations, private insurers, foreign governmental health programs and other payors of healthcare cost. Any failure to receive or maintain favorable coding, coverage and reimbursement determinations for Cooled ThermoTherapy by these organizations could discourage physicians from using our products. We may be unable to sell our products on a profitable basis if third-party payors deny coverage, provide low reimbursement rates or reduce their current levels of reimbursement.

     The continuing efforts of government and insurance companies, health maintenance organizations and other payors of healthcare costs to contain or reduce costs of healthcare may affect our future revenues and profitability. With recent federal and state government initiatives directed at lowering the total cost of healthcare, the United States Congress and state legislatures will likely continue to focus on healthcare reform including the reform of Medicare and Medicaid systems, and on the cost of medical products and services. Additionally, third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed healthcare in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of healthcare services and products, as well as legislative proposals to reform healthcare or reduce government insurance programs, may also result in lower prices for or rejection of our products. The cost containment measures that healthcare payors and providers are instituting and the effect of any healthcare reform could cause reductions in the amount of reimbursement available, and could materially adversely affect our revenues and ability to operate profitably.

WE ARE FACED WITH INTENSE COMPETITION AND RAPID TECHNOLOGICAL AND INDUSTRY
CHANGE

     We are faced with intense competition and rapid technological and industry change and, if our competitors' existing products or new products are more effective or superior to our products, the commercial opportunity for our products will be reduced or eliminated. We face intense competition from other device manufacturers and surgical manufacturers, as well as pharmaceutical companies. Many of our competitors are significantly larger than us and have greater financial, technical, research, marketing, sales, distribution and other resources than us. We believe there will be intense price competition for products developed in our markets. Our competitors may develop or market technologies and products, including drug-based treatments, that are more effective or commercially attractive than any we are developing or marketing. Our competitors may succeed in obtaining regulatory approval, and introducing or commercializing products before we do. Such developments could have a significant negative effect on our financial condition. Even if we are able to compete successfully, we may not be able to do so in a profitable manner. The medical device industry generally, and the urological disease treatment market in particular, are characterized by rapid technological change, changing customer needs, and frequent new product introductions. Our products may be rendered obsolete as a result of future innovations.

WE ARE DEPENDENT ON ADEQUATE PROTECTION OF OUR PATENT AND PROPRIETARY RIGHTS

     We rely on patents, trade secrets, trademarks, copyrights, know-how, license agreements and contractual provisions to establish and protect our intellectual property rights. These legal means, however, afford us only limited protection and may not adequately protect our rights or remedies to gain or keep any advantages we may have over our competitors. In addition, litigation may be necessary to enforce our intellectual property rights, to protect our patents and trade secrets and to determine the validity and scope of our proprietary rights. Any litigation would likely result in substantial expense and divert our attention from implementing our business strategy. Furthermore, we cannot assure you that others have not developed or will not develop similar products or manufacturing processes, duplicate any of our products or manufacturing processes, or design around any of our patents.

     The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. Intellectual property litigation would likely result in substantial cost to and diversion of effort by us. In addition to being costly, protracted litigation regarding our ability to incorporate intellectual property into our products could result in our customers or potential customers deferring or limiting their purchase or use of the affected products until the litigation is resolved.

WE DEPEND UPON OUR COOLED THERMOTHERAPY SYSTEMS FOR ALL OF OUR REVENUES

     All of our revenues are derived from sales of our Cooled ThermoTherapy systems and disposable treatment catheters. As a result, our success is solely dependent upon the success of our Cooled ThermoTherapy systems. To date, our Cooled ThermoTherapy systems have not received widespread market acceptance. If we are unable to commercialize the use of our Cooled ThermoTherapy systems successfully, our business, financial condition and results of operations would be materially and adversely affected.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND WE ARE DEPENDENT UPON A LIMITED NUMBER OF THIRD-PARTY SUPPLIERS TO MANUFACTURE OUR PRODUCTS

     We have contracted with third parties for the production of the Prostatron product line and the Targis system control unit pursuant to written supply agreements. If, for any reason, the third-party manufacturers are unable or unwilling to manufacture the products for us in the future, we could incur significant delays in obtaining a substitute contract manufacturer. In addition, we purchase additional components used in our products from various suppliers and rely on single sources for several components. One such component is obtained from a source that has a patent for the technology. Delays could be caused if supply of this component or other components were interrupted. These delays could be extended in certain situations where a substitute contract manufacturer or a component substitution would require approval by the FDA of a PMA supplement. The termination or interruption of any of these relationships or the failure of these manufacturers or suppliers to supply components to us on a timely basis or in significant quantities would likely cause us to be unable to meet customer orders for our system and harm our business.

     We have limited experience in manufacturing products in commercial quantities or rapidly scaling up production. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, product recalls, quality control and assurance, component supply and lack of qualified personnel. If we or any of our manufacturers experience production problems, we may not be able to locate an alternate manufacturer promptly. Identifying and qualifying alternative suppliers of components takes time and involves significant additional costs and may delay the production of our products. The FDA requires us to identify any supplier we use. The FDA may require additional testing of any component from new suppliers prior to our use of these components. The termination of our relationships with these single source suppliers or the failure of these parties to supply us with the components on a timely basis and in sufficient quantities would likely cause us to be unable to meet customer orders for our products in a timely manner or within our budget and harm our business.

WE ARE DEPENDENT ON DISTRIBUTORS FOR INTERNATIONAL SALES

     To date, a majority of our revenues outside the United States have been derived from sales through third-party distributors. Boston Scientific Corporation has distribution rights through June 2001 for the Targis System in most of the European countries, and Nihon Kohden has exclusive distribution rights to the Targis System in Japan. EDAP has distribution rights to the Prostaron system in Japan. Although we intend to work with our distributors to improve international sales, we expect only slight growth in international sales. The failure of our distributors to effectively market our products in the international markets or our failure to locate and establish relationships with reputable distributors could have an adverse effect on our ability to achieve penetration of these markets and establish long-term acceptance of Cooled ThermoTherapy.

WE ARE DEPENDENT ON KEY PERSONNEL

     Failure to attract and retain skilled personnel could hinder our research and development and sales and marketing efforts. Our future success depends to a significant degree upon the continued services of key technical and senior management personnel, including Michael M. Selzer Jr., our Chief Executive Officer. Our future success also depends on our continuing ability to attract, retain and motivate highly qualified managerial, technical and sales personnel. The inability to retain or attract qualified personnel could have a significant negative effect upon our research and development and sales and marketing efforts and thereby materially harm our business and financial condition.

GOVERNMENT REGULATION CAN HAVE A SIGNIFICANT IMPACT ON OUR BUSINESS

     Government regulation in the United States and other countries is a significant factor affecting the research and development, manufacture and marketing of our products. In the United States, the FDA has broad authority under the federal Food, Drug and Cosmetic Act and the Public Health Service Act to regulate the distribution, manufacture and sale of medical devices. Foreign sales of drugs and medical devices are subject to foreign governmental regulation and restrictions that vary from country to country. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. We may not be able to obtain necessary approvals for clinical testing or for the manufacturing or marketing of our products. Failure to comply with applicable regulatory approvals can, among other things, result in fines, suspension of regulatory approvals, product recalls, operating restrictions, and criminal prosecution. In addition, governmental regulations may be established that could prevent, delay, modify or rescind regulatory approval of our products. Any such position by the FDA, or change of position by the FDA, may adversely impact our business and financial condition. Regulatory approvals, if granted, may include significant limitations on the indicated uses for which our products may be marketed. In addition, to obtain such approvals, the FDA and foreign regulatory authorities may impose numerous other requirements on us. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. In addition, product approvals can be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. We may not be able to obtain regulatory approvals for our products on a timely basis, or at all, and delays in receipt of or failure to receive such approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements would have a significant negative effect on our financial condition. In addition, the healthcare industry in the United States is generally subject to fundamental change due to regulatory, as well as political, influences. We anticipate that Congress and state legislatures will continue to review and assess alternative healthcare delivery and payment systems. Potential approaches that have been considered include controls on healthcare spending through limitations on the growth of private purchasing groups and price controls. We cannot predict what impact the adoption of any federal or state Healthcare reform measures may have on our business.

     We, as well as our distributors and healthcare providers who purchase our products and services are subject to state and federal laws prohibiting kickbacks or other forms of bribery in the healthcare industry. We may be subject to civil and criminal prosecution and penalties if we or our agents violate any of these laws.

WE MAY BE NEGATIVELY AFFECTED BY PRODUCT LIABILITY AND PRODUCT RECALL

     The manufacture and sale of medical products entails significant risk of product liability claims or product recalls. Our existing insurance coverage limits may not be adequate to protect us from any liabilities we might incur in connection with the clinical trials or sales of our products. We may require increased product liability coverage as our products are commercialized. Insurance is expensive and may not be available on acceptable terms, or at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage, or a recall of our products, could have a significant negative effect on our business and financial condition. Even unsuccessful claims could result in the expenditure of funds and management time and could have a negative impact on our business.

WE MAY EXPERIENCE FLUCTUATIONS IN OUR FUTURE OPERATING RESULTS

     If our revenue declines in a quarter from the revenue in the previous quarter our earnings will likely decline or our loss may increase because many of our expenses are relatively fixed. In particular, research and development, marketing and general and administrative expenses are not affected directly by variations in revenue. In some future quarter or quarters, due to a decrease or shortfall in revenue or for some other reason, our operating results likely will be below the expectations of securities analysts or investors. In this event, the market price of our common stock may fall abruptly and significantly.

OUR BUSINESS IS EXPOSED TO RISKS RELATED TO ACQUISITIONS AND MERGERS

     As part of our strategy to commercialize our products, we may acquire one or more businesses. On October 1, 2000, we purchased the Transurethral Microwave Thermotherapy TUMT product line and related patents and technologies from EDAP TMS S.A., a French corporation, EDAP Technomed Medical Systems S.A., a French corporation and EDAP Technomed Inc., a Delaware corporation (collectively "EDAP"). We may not be able to effectively integrate our business with any other business we may acquire. The failure to integrate an acquired company or acquired assets into our operations may cause a drain on our financial and managerial resources, and thereby have a significant negative effect on our business and financial results.

     These difficulties could disrupt our ongoing business, distract our management and employees or increase our expenses. Furthermore, any physical expansion in facilities due to an acquisition may result in disruptions that seriously impair our business. We are not experienced in managing facilities or operations in geographically distant areas. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets. Finally, in connection with any future acquisitions, we may incur debt or issue equity securities as part or all of the consideration for the acquired company's assets or capital stock. We may be unable to obtain sufficient additional financing on favorable terms or at all. Equity issuances would be dilutive to our existing stockholders.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY

     Our stock price may fluctuate significantly, making it difficult to resell shares when an investor wants to at prices they find attractive. The market prices for securities of emerging companies have historically been highly volatile. Future announcements concerning us or our competitors could cause such volatility including: our operating results, technological innovations or new commercial products, corporate collaborations, government regulation or actions, developments concerning proprietary rights, litigation or public concern as to the safety of our products, investor perception of us and our industry, and general economic and market conditions. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small-capitalization, high technology companies in particular, which are often unrelated to the operating performance of these companies.

THE FUTURE SALES OF SHARES OF OUR COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK PRICE

     Future sales of our common stock (including shares issued upon the exercise of outstanding options and warrants) could have a significant negative effect on the market price of our common stock. In addition to the 327,466 shares being sold pursuant to this Prospectus, EDAP is the owner of 1,365,000 shares of common stock that are eligible for resale under Rule 144 beginning October 1, 2000. EDAP also has registration rights with respect to its shares in the future. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price that we would deem appropriate.

ANTI-TAKEOVER PROVISIONS IN OUR ARTICLES OF INCORPORATION MAY HAVE A POSSIBLE NEGATIVE EFFECT ON OUR STOCK PRICE

     Certain provisions of our Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from attempting to acquire, control of us. We have in place several anti-takeover measures that could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders. Our stock option plans contain provisions that allow for the acceleration of vesting or payments of awards granted under the plans in the event of specified events that result in a "change in control." In addition, we have adopted a stockholder rights plan, which would cause substantial dilution to any person or group that attempts to acquire our company on terms, not approved in advance by our board of directors.

                   WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus and the documents to which we refer you under the heading "Information Incorporated by Reference" contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us.

     You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential" or "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including the factors set forth under the heading "Risk Factors," beginning on page 6 of this prospectus. These and other factors may cause our actual results to differ materially from any forward-looking statement.

  Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus and the documents to which we refer you under the heading "Documents Incorporated by Reference into this Prospectus" and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and other statements made from time to time by us or our representatives, might not occur. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                USE OF PROCEEDS

     We will receive proceeds when EDAP exercises its warrant to purchase up to 327,466 shares of the common stock. If this warrant is exercised in full, we will receive aggregate proceeds of $2.5 million. There can be no assurance that any portion of the warrant will be exercised. If the warrant is exercised, we intend to use proceeds for working capital purposes. We will not receive any proceeds from the sale of the common stock underlying the common stock warrants.

                              SELLING SHAREHOLDER

     On October 1, 2000, we purchased the Transurethral Microwave Thermotherapy (TUMT(R)) product line and related patents and technologies from EDAP. We paid total consideration of $7,988,000 in cash, issued 1,365,000 shares of common stock and a five-year warrant to purchase 327,466 shares of our common stock at a price of $7.725 per share. We also agreed to assume approximately $1.5 million in lease obligations related to equipment located at customer sites and issued a promissory note to pay EDAP $575,000 plus accrued interest on December 30, 2003. Our acquisition of the TUMT product line and related patents and technologies was accounted for using the purchase method of accounting.

     Under the terms of the purchase, Urologix agreed to nominate and solicit proxies for the election to its board of directors of a representative from EDAP's management team or directors. This oblilgation terminates when EDAP's ownership of Urologix common stock is reduced to less than eight percent of Urologix' outstanding shares.

     The following table sets forth certain information with respect to EDAP's beneficial ownership of the common stock of Urologix.

-----------------------------------------------------------------------------------------------------------
                               Shares Beneficially Owned                        Shares Beneficially Owned
                                  Before the Offering         Shares Being         After the Offering
Name of Beneficial Owner        Number           Amount         Offered           Number          Amount
------------------------        ------           ------         -------           ------          ------
-----------------------------------------------------------------------------------------------------------
EDAP                           1,692,466(1)      12.5%           327,466         1,365,000         10.1%
-----------------------------------------------------------------------------------------------------------

(1) Consists of 1,365,000 shares of common stock owned directly and 327,466 issuable pursuant to a currently exercisable warrant.

                             PLAN OF DISTRIBUTION

     The common stock may be sold or distributed from time to time by EDAP, or by pledgees, donees or transferees of, or other successors in interest to EDAP, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The sale of the common stock may be effected in one or more of the following methods:

  .    ordinary brokers' transactions;
  . transactions involving cross or block trades or otherwise on the Nasdaq National Market;
  . purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this prospectus;
  . "at the market" to or through market makers or into an existing market for the shares;
  . in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
  . through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or
  . any combination of the foregoing, or by any other legally available means.

  In connection with one or more of these transactions, EDAP may sell the shares by establishing a margin account with a broker-dealer and borrowing the funds to exercise the warrant.

  Brokers, dealers, underwriters or agents participating in the distribution of the common stock as agents may receive compensation in the form of commissions, discounts or concessions from EDAP or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principals, or both which compensation as to a particular broker-dealer may be less than or in excess of customary commissions. EDAP and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of common stock may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We know of no existing arrangements between EDAP and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

  We have agreed to split all expenses incurred in connection with registration, filing or qualification of the common stock under federal and state securities laws, other than underwriting discounts and commissions and fees and expenses of counsel for EDAP.

                    INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the issuance of the common stock offered hereby will be passed upon for us by Lindquist & Vennum P.L.L.P., in Minneapolis, Minnesota.

     The consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 2000 and incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                     DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our bylaws provide for indemnification of directors to the fullest extent permitted by the Minnesota Business Corporation Act Section 302A.521 provides that a Minnesota corporation shall indemnify any director, officer employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements, and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or on behalf of us.

     Indemnification for securities laws liabilities may be against public policy and unenforceable.

                                    PART II

ITEM 14:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable by Urologix, Inc. in connection with the sale and distribution of the shares being registered. All amounts shown are estimates, except the registration fee.

     SEC registration fee...........................................   $ 2,247
     Legal fees and expenses........................................   $10,000
     Accounting fees and expenses...................................   $ 5,000
     Printing and EDGARization of documents.........................   $ 5,000
     Miscellaneous (including listing fees, if applicable)..........   $ 2,753
                                                                       _______

                  Total.............................................   $25,000

ITEM 15:  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our bylaws require indemnification of our directors and officers to the fullest extent permitted by Minnesota law. The bylaws provide that we shall indemnify any person made or threatened to be made a party to any threatened, pending or completed civil, criminal administrative, arbitration or investigative proceeding, including a proceeding by or in the right of the corporation, by reason of the former or present official capacity of the person, provided the person seeking indemnification meets five criteria set forth in
Section 302A.521 of the Minnesota Business Corporation Act.

     Our bylaws also authorize the Board of Directors, to the extent permitted by applicable law, to indemnify any person or entity not described in the bylaws pursuant to, and to the extent described in, an agreement between us and such person, or as otherwise determined by the Board of Directors in its discretion.

     Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions or such person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, has no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by person in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
Number    Description

4.0 Warrant to subscribe for and purchase common stock of Urologix, Inc. (incorporated by reference to the Registrant's Form 8-K filed with the SEC on October 11, 2000, File No. 000-28414).

5.0       Opinion of Lindquist & Vennum, PLLP

23.1      Consent of Arthur Andersen, LLP

23.2      Consent of Ernst & Young Audit

24.1      Power of Attorney (following signature page of this Form S-3)

ITEM 17:  UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
                Section 15(d)of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 30th day of May, 2001.

                  UROLOGIX, INC
                  By: /s/ Michael M. Selzer Jr.
                     --------------------------
                     Michael M. Selzer Jr.
                     President and Chief Executive Officer

                               POWER OF ATTORNEY

The undersigned officers and directors of Urologix Inc., hereby constitute and appoint Michael M. Selzer or Christopher R. Geyen, or either of them, with power to act one without the other, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on May 30, 2001 in the capacities indicated.

     Signature                                  Title
     ---------                                  -----


     /s/ Mitchell Dann                       Chairman of the Board
     -----------------
         Mitchell Dann


     /s/ Michael M. Selzer, Jr.              Director, President and Chief
     --------------------------
         Michael M. Selzer, Jr               Executive Officer (principal
                                             executive officer)

     /s/ Christopher R. Geyen                Vice President, Chief Financial
     ------------------------
      ___Christopher R. Geyen                Officer, Secretary and Treasurer
                                             (principal accounting officer)

     /s/ Richard R. Randall                  Director
     ----------------------
         Richard R. Randall


     /s/ Paul A. LaViolette                  Director
     ----------------------
         Paul A. LaViolette


     /s/ Eric J. Simon                       Director
     -----------------
         Eric J. Simon


     /s/ David C. Utz, M.D.                  Director
     ----------------------
         David C. Utz, M.D.


     /s/ Bobby I. Griffin                    Director
     --------------------
         Bobby I. Griffin


     /s/ Susan Bartlett Foote                Director
     ------------------------
         Susan Bartlett Foote

                                 EXHIBIT INDEX

Exhibit
Number         Description
-------        -----------

4.0 Warrant to subscribe for and purchase common stock of Urologix, Inc. (incorporated by reference to the Registrant's Form 8-K filed with the SEC on October 11, 2000, File No. 000-28414).

5.0            Opinion of Lindquist & Vennum, PLLP

23.1           Consent of Arthur Andersen, LLP

23.2           Consent of Ernst & Young Audit

24.1           Power of Attorney (following signature page of this Form S-3)